POWER OF ATTORNEY

Know All Persons By These Presents, that each person whose signature appears below constitutes and appoints Edward F. Dunlap and Freya R. Brier, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) sign the Registration Statement on Form S-3 pursuant to which Wild Oats Markets, Inc. (the "Company") will register 123,153 shares of the Company's common stock for resale by Michael C. Gilliland Elizabeth C. Cook, and (ii) sign any and all amendments (including post-effective amendments) to the Registration Statement and any abbreviated registration statement in connection with the Registration Statement pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date
By: Perry D. Odak	Chief Executive Officer, President and Director	April ___, 2002
By: Edward F. Dunlap	Chief Financial Officer	April ___, 2002
By: John A. Shields	Chairman	April ___, 2002
By: David M. Chamberlain	Vice Chairman	April ___, 2002
By: Brian K. Devine	Director	April ___, 2002
By: David L. Ferguson	Director	April ___, 2002
By: James B. McElwee	Director	April ___, 2002
By: Mo J. Siegel	Director	April ___, 2002